Exhibit 23.1 - CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-41905 and No. 333-68636) of National R.V. Holdings, Inc. of our report dated February 1, 2002, except for Note 5, as to which the date is March 26, 2002, relating to the financial statements and financial statement schedule, which appears in this Form 10-K.


/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP


Irvine, California
March 29, 2002